Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	January 22, 2025

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results and Successful Execution of Several Key Strategic Initiatives

Michigan City, Indiana, January 22, 2025 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three months and year ended December 31, 2024.

“We are very pleased with Horizon’s fourth quarter results, which displayed a significantly more profitable core business model and the successful completion of several major initiatives aimed at continuing this positive trajectory throughout 2025. During the quarter, the team exited lower-yielding securities at a favorable time, and capitalized on the opportunity to redeploy this liquidity into higher yielding loans and to exit higher-cost funding. These actions, combined with an impressive 22.4% annualized growth rate in commercial loans, increased the margin by 31 basis points from the third quarter. Additionally, the team completed its previously communicated fourth quarter initiatives aimed at restructuring its expense base to create greater efficiency in 2025”, President and CEO, Thomas Prame said. “The core franchise continues to have strong momentum, and we are positioned well to create greater returns for our shareholders in 2025.”

Net loss for the three months ended December 31, 2024 was $10.9 million, or a loss of $0.25 per diluted share, compared to net income of $18.2 million, or $0.41, for the third quarter of 2024 and compared to a net loss of $25.2 million, or a loss of $0.58 per diluted share, for the fourth quarter of 2023. Net income for the three months ended December 31, 2024 was negatively impacted by the $39.1 million pre-tax loss on the sale of investment securities, and expenses directly related to the previously announced strategic initiatives. Partially offsetting these items was the reversal of the $5.1 million tax valuation allowance, which served to reduce the Company's tax liability in the fourth quarter of 2024. Net income for the three months ended December 31, 2023 was negatively impacted by the $31.6 million pre-tax loss on the sale of investment securities, tax expense of $8.6 million related to the termination of BOLI policies and the establishment of the tax valuation allowance.

Net income for the twelve months ended December 31, 2024 was $35.4 million or $0.80 per diluted share, compared to net income of $28.0 million, or $0.64, for the twelve months ended December 31, 2023.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results
Fourth Quarter 2024 Highlights

•Net interest income increased for the fifth consecutive quarter to $53.1 million for the three months ended December 31, 2024, compared to $46.9 million for the three months ended September 30, 2024. The net interest margin, on a fully taxable equivalent ("FTE") basis1, also expanded for the fifth consecutive quarter, to 2.97% compared with 2.66% for the three months ended September 30, 2024.

•As previously disclosed, the Company completed the repositioning of $332.2 million of available-for-sale securities during the fourth quarter. While the sale resulted in a pre-tax loss of $39.1 million, the Company redeployed the proceeds received into higher-yielding loans and continued to manage down higher cost funding sources.

•Total loans were $4.91 billion at December 31, 2024, up $108.6 million from September 30, 2024 balances. Consistent with the Company's stated growth strategy, the commercial portfolio showed continued organic growth momentum during the quarter, which was offset with planned run-off of lower-yielding indirect auto loans in the consumer loan portfolio. Loans held for sale (“HFS”) increased $65.5 million as a result of the Company’s transfer of its mortgage warehouse loan balances of $64.8 million at December 31, 2024.

•Total deposits declined by $126.4 million during the quarter, to $5.60 billion at period end, with the majority of the decline in time deposits, which declined by $131.5 million. The Company's non-maturity deposit base continued to display strength, growing for the third consecutive quarter, including another quarter of relatively stable non-interest bearing deposit balances and growth in core relationship consumer and commercial portfolios.

•Credit quality remained strong, with annualized net charge offs of 0.05% of average loans during the fourth quarter. Non-performing assets to total assets of 0.35% remains well within expected ranges, with no material change from the prior quarter. Provision for loan losses of $1.2 million reflects increased provision for unfunded commitments and net growth in commercial loans held for investment ("HFI"), partially offset by the elimination of the reserve associated with mortgage warehouse and the reduction of reserve related to the planned runoff of indirect auto in the current quarter, when compared with the prior quarter.

•Continued the process for the sale of the mortgage warehouse division during the quarter. Sold the business for a gain, effective January 17th, which will be recognized in Q1 2025 results.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Income statement:
Net interest income	$53,127	$46,910	$45,279	$43,288	$42,257
Credit loss expense	1,171	1,044	2,369	805	1,274
Non-interest (loss) income	(28,954)	11,511	10,485	9,929	(20,449)
Non-interest expense	44,935	39,272	37,522	37,107	39,330
Income tax (benefit) expense	(11,051)	(75)	1,733	1,314	6,419
Net (loss) income	$(10,882)	$18,180	$14,140	$13,991	$(25,215)

Per share data:
Basic (loss) earnings per share	$(0.25)	$0.42	$0.32	$0.32	$(0.58)
Diluted (loss) earnings per share	(0.25)	0.41	0.32	0.32	(0.58)
Cash dividends declared per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	17.46	17.27	16.62	16.49	16.47
Market value - High	18.76	16.57	12.74	14.44	14.65
Market value - Low	14.57	11.89	11.29	11.75	9.33
Weighted average shares outstanding - Basic	43,721,211	43,712,059	43,712,059	43,663,610	43,649,585
Weighted average shares outstanding - Diluted	43,721,211	44,112,321	43,987,187	43,874,036	43,649,585
Common shares outstanding (end of period)	43,722,086	43,712,059	43,712,059	43,726,380	43,652,063

Key ratios:
Return on average assets	(0.55)%	0.92%	0.73%	0.72%	(1.27)%
Return on average stockholders' equity	(5.73)	9.80	7.83	7.76	(14.23)
Total equity to total assets	9.79	9.52	9.18	9.18	9.06
Total loans to deposit ratio	87.75	83.92	85.70	82.78	78.01
Allowance for credit losses to HFI loans	1.07	1.10	1.08	1.09	1.13
Annualized net charge-offs of average total loans(1)	0.05	0.03	0.05	0.04	0.07
Efficiency ratio	185.89	67.22	67.29	69.73	180.35

Key metrics (Non-GAAP)(2) :
Net FTE interest margin	2.97%	2.66%	2.64%	2.50%	2.42%
Return on average tangible common equity	(7.35)	12.65	10.18	10.11	(18.76)
Tangible common equity to tangible assets	7.83	7.58	7.22	7.20	7.08
Tangible book value per common share	$13.68	$13.46	$12.80	$12.65	$12.60

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results
Income Statement Highlights

Net Interest Income

Net interest income was $53.1 million in the fourth quarter of 2024, compared to $46.9 million in the third quarter of 2024, driven by strong expansion of the Company's net FTE interest margin, while average interest earning assets increased by $65.9 million, or 0.9% from the prior quarter. Horizon’s net FTE interest margin1 was 2.97% for the fourth quarter of 2024, compared to 2.66% for the third quarter of 2024, attributable to the favorable mix shift in average interest earning assets toward higher-yielding loans and in the average funding mix toward lower-cost deposit balances, in addition to disciplined pricing strategies on both sides of the balance sheet. The fourth quarter net FTE interest margin did benefit by approximately five basis points related to interest recoveries on specific commercial loans.

Provision for Credit Losses

During the fourth quarter of 2024, the Company recorded a provision for credit losses of $1.2 million. This compares to a provision for credit losses of $1.0 million during the third quarter of 2024, and $1.3 million during the fourth quarter of 2023. The increase in the provision for credit losses during the fourth quarter of 2024 when compared with the third quarter of 2024 was primarily attributable to increased provision for unfunded commitments and net growth in commercial loans, partially offset by the elimination of the reserve associated with mortgage warehouse balances moved to HFS and the reduction of reserve related to the planned runoff of indirect auto in the current quarter, when compared with the prior quarter.

For the fourth quarter of 2024, the allowance for credit losses included net charge-offs of $0.6 million, or an annualized 0.05% of average loans outstanding, compared to net charge-offs of $0.4 million, or an annualized 0.03% of average loans outstanding for the third quarter of 2024, and net charge-offs of $0.8 million, or an annualized 0.07% of average loans outstanding, in the fourth quarter of 2023.

The Company’s allowance for credit losses as a percentage of period-end loans HFI was 1.07% at December 31, 2024, compared to 1.10% at September 30, 2024 and 1.13% at December 31, 2023.

Non-Interest Income

For the Quarter Ended	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands)	2024	2024	2024	2024	2023
Non-interest Income
Service charges on deposit accounts	3,276	3,320	3,130	3,214	3,092
Wire transfer fees	124	123	113	101	103
Interchange fees	3,353	3,511	3,826	3,109	3,224
Fiduciary activities	1,313	1,394	1,372	1,315	1,352
Loss on sale of investment securities	(39,140)	—	—	—	(31,572)
Gain on sale of mortgage loans	1,071	1,622	896	626	951
Mortgage servicing income net of impairment	376	412	450	439	724
Increase in cash value of bank owned life insurance	335	349	318	298	658
Other income	338	780	380	827	1,019
Total non-interest (loss) income	(28,954)	11,511	10,485	9,929	(20,449)

Total non-interest loss was $29.0 million in the fourth quarter of 2024, compared to non-interest income of $11.5 million in the third quarter of 2024. As previously disclosed, the Company completed the repositioning of $332.2 million of available-for-sale securities during the quarter resulting in a pre-tax loss on sale of investment securities of $39.1 million.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results
Non-Interest Expense

For the Quarter Ended	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands)	2024	2024	2024	2024	2023
Non-interest Expense
Salaries and employee benefits	25,564	21,829	20,583	20,268	21,877
Net occupancy expenses	3,431	3,207	3,192	3,546	3,260
Data processing	2,841	2,977	2,579	2,464	2,942
Professional fees	736	676	714	607	772
Outside services and consultants	4,470	3,677	3,058	3,359	2,394
Loan expense	1,285	1,034	1,038	719	1,345
FDIC insurance expense	1,193	1,204	1,315	1,320	1,200
Core deposit intangible amortization	843	844	844	872	903
Other losses	371	297	515	16	508
Other expense	4,201	3,527	3,684	3,936	4,129
Total non-interest expense	44,935	39,272	37,522	37,107	39,330

Total non-interest expense was $44.9 million in the fourth quarter of 2024, compared with $39.3 million in the third quarter of 2024. The increase in non-interest expense during the fourth quarter of 2024 was primarily driven by a $3.7 million increase in salaries and employee benefits expense, which is mainly attributable to the acceleration of stock compensation expense and the expenses related to the termination of a legacy benefits program, in addition to increased incentive compensation accruals and higher medical benefit claims expense. Outside services and consultants expense increased by $793 thousand related to direct expenses for strategic initiatives executed in the fourth quarter and additional expense accruals.

Income Taxes

Horizon recorded a net tax benefit for the fourth quarter of 2024, which is reflective of the reduction to full-year pre-tax income, attributable to the realized securities loss, and the reversal of the $5.1 million tax valuation allowance.

Balance Sheet Highlights

Total assets decreased by $126.3 million, or 1.6%, to $7.80 billion as of December 31, 2024, from $7.93 billion as of September 30, 2024. The decrease in total assets is primarily due to proceeds from the sale of investment securities being partially utilized to pay down higher-cost time deposits, as the remaining proceeds from the sale were either reinvested in commercial loans or held in interest-bearing cash accounts.

Total investment securities decreased by $328.2 million, or 13.5%, to $2.1 billion as of December 31, 2024, from $2.4 billion as of September 30, 2024. As previously disclosed, the Company sold $332.2 million in book value of available-for-sale securities during the fourth quarter at a loss of $39.1 million. There were no purchases of investment securities during the fourth quarter of 2024.

Total loans were $4.91 billion at December 31, 2024, up $108.6 million from September 30, 2024 balances. Consistent with the Company's stated growth strategy, the commercial portfolio showed continued organic growth momentum during the quarter, which was offset with planned run-off of lower-yielding indirect auto loans in the consumer loan portfolio. Loans held for sale (“HFS”) increased $65.5 million as a result of the Company’s transfer of its mortgage warehouse loan balances of $64.8 million at December 31, 2024.

Total deposits decreased by $126.4 million, or 2.2%, to $5.6 billion as of December 31, 2024 when compared to balances as of September 30, 2024. Non-interest bearing deposits were relatively unchanged during the quarter, while savings and money market accounts grew by $25.9 million, or 0.8%. Time deposits declined by $131.5 million, or 10.8%, as the Company elected to use certain proceeds from the sale of investment securities to reduce higher-cost balances. Total borrowings remained essentially unchanged during the quarter, at $1.1 billion as of December 31, 2024, while balances subject to repurchase agreements declined by $32.5 million, to $89.9 million.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results
Capital

The following table presents the consolidated regulatory capital ratios of the Company for the previous three quarters, and the Company’s preliminary estimate of its consolidated regulatory capital ratios for the quarter ended December 31, 2024:

For the Quarter Ended	December 31,	September 30,	June 30,	March 31,
	2024*	2024	2024	2024**
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	13.84%	13.45%	13.41%	13.75%
Tier 1 capital (to risk-weighted assets)	11.96%	11.63%	11.59%	11.89%
Common equity tier 1 capital (to risk-weighted assets)	10.96%	10.68%	10.63%	10.89%
Tier 1 capital (to average assets)	8.87%	9.02%	9.02%	8.91%
*Preliminary estimate - may be subject to change
** Prior period was previously revised (see disclosure in Form 10-Q for the quarterly period ending June 30, 2024)

As of December 31, 2024, the ratio of total stockholders’ equity to total assets is 9.79%. Book value per common share was $17.46, increasing $0.19 during the fourth quarter of 2024.

Tangible common equity1 totaled $598.1 million at December 31, 2024, and the ratio of tangible common equity to tangible assets1 was 7.83% at December 31, 2024, up from 7.58% at September 30, 2024. Tangible book value, which excludes intangible assets from total equity, per common share1 was $13.68, increasing $0.22 during the fourth quarter of 2024 behind the growth in retained earnings, excluding the securities loss that was previously in accumulated other comprehensive income, the recovery of the tax valuation allowance and a credit to additional paid-in capital from the closing out of the previously noted legacy benefits program.

Credit Quality

As of December 31, 2024, total non-accrual loans increased by $2.2 million, or 9%, from September 30, 2024, to 0.53% of total loans HFI. Total non-performing assets increased $1.8 million, or 7%, to $27.4 million, compared to $25.6 million as of September 30, 2024. The ratio of non-performing assets to total assets increased to 0.35% compared to 0.32% as of September 30, 2024.

As of December 31, 2024, net charge-offs increased by $243 thousand to $621 thousand, compared to $378 thousand as of September 30, 2024 and remain just 0.05% annualized of average loans.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its fourth quarter financial results and operating performance.

Participants may access the live conference call on January 23, 2025 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833-974-2379 from the United States, 866-450-4696 from Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through February 1, 2025. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 1–412–317-0088 from other international locations, and entering the access code 9847279.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.8 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. We believe that this shows the impact of such events as acquisition-related purchase accounting adjustments and swap termination fees, among others we have identified in our reconciliations. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing liabilities; increased interest rate sensitivity; the aggregate effects of elevated inflation levels in recent years; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; macroeconomic conditions and their impact on Horizon and its customers; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, such as the Russia and Ukraine conflict and the Israel and Hamas conflict; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2024	2024	2024	2024	2023	2024	2023
Interest Income
Loans receivable	$76,747	$75,488	$71,880	$66,954	$65,583	$291,069	$244,544
Investment securities - taxable	6,814	8,133	7,986	7,362	8,157	30,295	34,410
Investment securities - tax-exempt	6,301	6,310	6,377	6,451	6,767	25,439	28,384
Other	3,488	957	738	4,497	3,007	9,680	4,967
Total interest income	93,350	90,888	86,981	85,264	83,514	356,483	312,305
Interest Expense
Deposits	27,818	30,787	28,447	27,990	27,376	115,042	85,857
Borrowed funds	10,656	11,131	11,213	11,930	11,765	44,930	42,478
Subordinated notes	829	830	829	831	870	3,319	3,511
Junior subordinated debentures issued to capital trusts	920	1,230	1,213	1,225	1,246	4,588	4,715
Total interest expense	40,223	43,978	41,702	41,976	41,257	167,879	136,561
Net Interest Income	53,127	46,910	45,279	43,288	42,257	188,604	175,744
Provision for loan losses	1,171	1,044	2,369	805	1,274	5,389	2,459
Net Interest Income after Provision for Loan Losses	51,956	45,866	42,910	42,483	40,983	183,215	173,285
Non-interest Income
Service charges on deposit accounts	3,276	3,320	3,130	3,214	3,092	12,940	12,227
Wire transfer fees	124	123	113	101	103	461	448
Interchange fees	3,353	3,511	3,826	3,109	3,224	13,799	12,861
Fiduciary activities	1,313	1,394	1,372	1,315	1,352	5,394	5,080
Loss on sale of investment securities	(39,140)	—	—	—	(31,572)	(39,140)	(32,052)
Gain on sale of mortgage loans	1,071	1,622	896	626	951	4,215	4,323
Mortgage servicing income net of impairment	376	412	450	439	724	1,677	2,708
Increase in cash value of bank owned life insurance	335	349	318	298	658	1,300	3,709
Other income	338	780	380	827	1,019	2,325	2,694
Total non-interest (loss) income	(28,954)	11,511	10,485	9,929	(20,449)	2,971	11,998
Non-interest Expense
Salaries and employee benefits	25,564	21,829	20,583	20,268	21,877	88,244	80,809
Net occupancy expenses	3,431	3,207	3,192	3,546	3,260	13,376	13,355
Data processing	2,841	2,977	2,579	2,464	2,942	10,861	11,626
Professional fees	736	676	714	607	772	2,733	2,645
Outside services and consultants	4,470	3,677	3,058	3,359	2,394	14,564	9,942
Loan expense	1,285	1,034	1,038	719	1,345	4,076	4,980
FDIC insurance expense	1,193	1,204	1,315	1,320	1,200	5,032	3,880
Core deposit intangible amortization	843	844	844	872	903	3,403	3,612
Other losses	371	297	515	16	508	1,199	1,051
Other expense	4,201	3,527	3,684	3,936	4,129	15,348	14,384
Total non-interest expense	44,935	39,272	37,522	37,107	39,330	158,836	146,284
(Loss) Income Before Income Taxes	(21,933)	18,105	15,873	15,305	(18,796)	27,350	38,999
Income tax (benefit) expense	(11,051)	(75)	1,733	1,314	6,419	(8,079)	11,018
Net (Loss) Income	$(10,882)	$18,180	$14,140	$13,991	$(25,215)	$35,429	$27,981
Basic (Loss) Earnings Per Share	$(0.25)	$0.42	$0.32	$0.32	$(0.58)	$0.81	$0.64
Diluted (Loss) Earnings Per Share	(0.25)	0.41	0.32	0.32	(0.58)	0.80	0.64

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

	Condensed Consolidated Balance Sheet
	(Dollar in Thousands)
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Interest earning assets
Federal funds sold	$—	$—	$453	$—	$215
Interest earning deposits	201,131	126,019	38,957	170,882	413,528
Interest earning time deposits	735	735	1,715	1,715	2,205
Federal Home Loan Bank stock	53,826	53,826	53,826	53,826	34,509
Investment securities, available for sale	233,677	541,170	527,054	535,319	547,251
Investment securities, held to maturity	1,867,690	1,888,379	1,904,281	1,925,725	1,945,638
Loans held for sale	67,597	2,069	2,440	922	1,418
Gross loans held for investment (HFI)	4,847,040	4,803,996	4,822,840	4,618,175	4,417,630
Total Interest earning assets	7,271,696	7,416,194	7,351,566	7,306,564	7,362,394
Non-interest earning assets
Allowance for credit losses	(51,980)	(52,881)	(52,215)	(50,387)	(50,029)
Cash	92,300	108,815	106,691	100,206	112,772
Cash value of life insurance	37,450	37,115	36,773	36,455	36,157
Other assets	152,635	119,026	165,656	160,593	177,061
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	10,223	11,067	11,910	12,754	13,626
Premises and equipment, net	93,864	93,544	93,695	94,303	94,583
Interest receivable	39,747	39,366	43,240	40,008	38,710
Total non-interest earning assets	529,450	511,263	560,961	549,143	578,091
Total assets	$7,801,146	$7,927,457	$7,912,527	$7,855,707	$7,940,484
Liabilities
Savings and money market deposits	$3,446,681	$3,420,827	$3,364,726	$3,350,673	$3,369,149
Time deposits	1,089,153	1,220,653	1,178,389	1,136,121	1,179,739
Borrowings	1,142,340	1,142,744	1,229,165	1,219,812	1,217,020
Repurchase agreements	89,912	122,399	128,169	139,309	136,030
Subordinated notes	55,738	55,703	55,668	55,634	55,543
Junior subordinated debentures issued to capital trusts	57,477	57,423	57,369	57,315	57,258
Total interest earning liabilities	5,881,301	6,019,749	6,013,486	5,958,864	6,014,739
Non-interest bearing deposits	1,064,818	1,085,535	1,087,040	1,093,076	1,116,005
Interest payable	11,137	11,400	11,240	7,853	22,249
Other liabilities	80,308	55,951	74,096	74,664	68,680
Total liabilities	$7,037,564	$7,172,635	$7,185,862	$7,134,457	$7,221,673
Stockholders’ Equity
Preferred stock	$—	$—	$—	$—	$—
Common stock	—	—	—	—	—
Additional paid-in capital	363,761	358,453	357,673	356,599	356,400
Retained earnings	436,122	454,050	442,977	435,927	429,021
Accumulated other comprehensive (loss)	(36,301)	(57,681)	(73,985)	(71,276)	(66,609)
Total stockholders’ equity	$763,582	$754,822	$726,665	$721,250	$718,812
Total liabilities and stockholders’ equity	$7,801,146	$7,927,457	$7,912,527	$7,855,707	$7,940,485

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

	Loans and Deposits
	(Dollars in Thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,	% Change
	2024	2024	2024	2024	2023	Q4'24 vs Q3'24	Q4'24 vs Q4'23
Commercial:
Commercial real estate	$2,202,858	$2,105,459	$2,117,772	$1,984,723	$1,962,097	5%	12%
Commercial & Industrial	875,297	808,600	786,788	765,043	712,863	8%	23%
Total commercial	3,078,155	2,914,059	2,904,560	2,749,766	2,674,960	6%	15%
Residential Real estate	802,909	801,356	797,956	782,071	681,136	—%	18%
Mortgage warehouse	—	80,437	68,917	56,548	45,078	(100)%	(100)%
Consumer	965,976	1,008,144	1,051,407	1,029,790	1,016,456	(4)%	(5)%
Total loans held for investment	4,847,040	4,803,996	4,822,840	4,618,175	4,417,630	1%	10%
Loans held for sale	67,597	2,069	2,440	922	1,418	3167%	4667%
Total loans	4,914,637	4,806,065	4,825,280	4,619,097	4,419,048	2%	11%

Deposits:
Interest bearing deposits
Savings and money market deposits	$3,446,681	$3,420,827	$3,364,726	$3,350,673	$3,369,149	1%	2%
Time deposits	$1,089,153	$1,220,653	$1,178,389	$1,136,121	$1,179,739	(11)%	(8)%
Total Interest bearing deposits	4,535,834	4,641,480	4,543,115	4,486,794	4,548,888	(2)%	—%
Non-interest bearing deposits
Non-interest bearing deposits	$1,064,818	$1,085,535	$1,087,040	$1,093,076	$1,116,005	(2)%	(5)%
Total deposits	$5,600,652	$5,727,015	$5,630,155	$5,579,870	$5,664,893	(2)%	(1)%

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance (8)	Interest(4)(6)	Average Rate(4)	Average Balance (8)	Interest(4)(6)	Average Rate(4)	Average Balance (8)	Interest(4)(6)	Average Rate(4)
Assets
Interest earning assets
Interest earning deposits (incl. Fed Funds Sold)	$290,693	$3,488	4.77%	$73,524	$957	5.18%	221,375	3,007	5.39%
Federal Home Loan Bank stock	53,826	1,516	11.20%	53,826	1,607	11.88%	34,509	719	8.27%
Investment securities - taxable (1)	1,079,377	5,298	1.95%	1,301,830	6,526	1.99%	1,517,572	7,438	1.94%
Investment securities - non-taxable (1)	1,129,622	7,976	2.81%	1,125,295	7,987	2.82%	1,172,157	8,566	2.90%
Total investment securities	2,208,999	13,274	2.39%	2,427,125	14,513	2.38%	2,689,729	16,004	6.04%
Loans receivable (2) (3)	4,842,660	77,142	6.34%	4,775,788	75,828	6.32%	4,327,930	65,897	6.04%
Total interest earning assets	7,396,178	95,420	5.13%	7,330,263	92,905	5.04%	7,273,543	85,627	4.67%
Non-interest earning assets
Cash and due from banks	85,776			108,609			103,255
Allowance for credit losses	(52,697)			(52,111)			(49,586)
Other assets	409,332			471,259			553,604
Total average assets	$7,838,589			$7,858,020			$7,880,816

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest bearing deposits	$3,417,610	$16,197	1.89%	$3,386,177	$18,185	2.14%	3,303,469	15,116	1.82%
Time deposits	1,160,527	11,621	3.98%	1,189,148	12,602	4.22%	1,205,799	12,260	4.03%
Borrowings	1,130,301	10,138	3.57%	1,149,952	10,221	3.54%	1,206,462	10,812	3.56%
Repurchase agreements	91,960	518	2.24%	123,524	910	2.93%	132,524	953	2.85%
Subordinated notes	55,717	829	5.92%	55,681	830	5.93%	58,221	870	5.93%
Junior subordinated debentures issued to capital trusts	57,443	920	6.37%	57,389	1,230	8.53%	57,222	1,246	8.64%
Total interest bearing liabilities	5,913,558	40,223	2.71%	5,961,871	43,978	2.93%	5,963,697	41,257	2.74%
Non-interest bearing liabilities
Demand deposits	1,099,574			1,083,214			1,125,164
Accrued interest payable and other liabilities	70,117			74,563			89,162
Stockholders' equity	755,340			738,372			702,793
Total average liabilities and stockholders' equity	$7,838,589			$7,858,020			$7,880,816
Net FTE interest income (non-GAAP) (5)		$55,197			$48,927			$44,370
Less FTE adjustments (4)		2,070			2,017			2113
Net Interest Income		$53,127			$46,910			$42,257
Net FTE interest margin (Non-GAAP) (4)(5)			2.97%			2.66%			2.42%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.
(6) Includes dividend income on Federal Home Loan Bank stock

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

	Credit Quality
	(Dollars in Thousands Except Ratios)
	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	% Change
	2024	2024	2024	2024	2023	4Q24 vs 3Q24	4Q24 vs 4Q23
Non-accrual loans
Commercial	5,658	$6,830	$4,321	$5,493	$7,362	(17)%	(23)%
Residential Real estate	11,215	9,529	8,489	8,725	8,058	18%	39%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	8,919	7,208	5,453	4,835	4,290	24%	108%
Total non-accrual loans	$25,792	$23,567	$18,263	$19,053	$19,710	9%	31%
90 days and greater delinquent - accruing interest	1,166	$819	$1,039	108	559	42%	109%
Total non-performing loans	$26,958	$24,386	$19,302	$19,161	$20,269	11%	33%

Other real estate owned
Commercial	407	$1,158	$1,111	$1,124	$1,124	(65)%	(64)%
Residential Real estate	—	—	—	—	182	—%	(100)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	17	36	57	50	205	(52)%	(92)%
Total other real estate owned	$424	$1,194	$1,168	$1,174	$1,511	(64)%	(72)%

Total non-performing assets	$27,382	$25,580	$20,470	$20,335	$21,780	7%	26%

Loan data:
Accruing 30 to 89 days past due loans	23,075	18,087	$19,785	$15,154	$16,595	28%	39%
Substandard loans	43,235	59,775	51,221	47,469	49,526	(28)%	(13)%
Net charge-offs (recoveries)
Commercial	(37)	(52)	57	(57)	233	(29)%	(116)%
Residential Real estate	(10)	(9)	(4)	(5)	21	11%	(148)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	668	439	534	488	531	52%	26%
Total net charge-offs	$621	$378	$587	$426	$785	64%	(21)%

Allowance for credit losses
Commercial	31,029	32,854	31,941	30,514	29,736	(6)%	4%
Residential Real estate	3,115	2,675	2,588	2,655	2,503	16%	24%
Mortgage warehouse	—	862	736	659	481	(100)%	(100)%
Consumer	17,837	16,490	16,950	16,559	17,309	8%	3%
Total allowance for credit losses	$51,981	$52,881	$52,215	$50,387	$50,029	(2)%	4%

Credit quality ratios
Non-accrual loans to HFI loans	0.53%	0.49%	0.38%	0.41%	0.45%
Non-performing assets to total assets	0.35%	0.32%	0.26%	0.26%	0.27%
Annualized net charge-offs of average total loans	0.05%	0.03%	0.05%	0.04%	0.07%
Allowance for credit losses to HFI loans	1.07%	1.10%	1.08%	1.09%	1.13%

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2024	2024	2024	2024	2023
Interest income (GAAP)	(A)	$93,350	$90,888	$86,981	$85,264	$83,514
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		1,675	$1,677	$1,695	$1,715	$1,799
Loan receivable (2)		395	$340	$328	$353	$314
Interest income (non-GAAP)	(B)	95,420	$92,905	$89,004	$87,332	$85,627
Interest expense (GAAP)	(C)	40,223	$43,978	$41,702	$41,976	$41,257
Net interest income (GAAP)	(D) =(A) - (C)	53,127	$46,910	$45,279	$43,288	$42,257
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	55,197	$48,927	$47,302	$45,356	$44,370
Average interest earning assets	(F)	7,396,178	7,330,263	7,212,788	7,293,559	7,239,034
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	2.97%	2.66%	2.64%	2.50%	2.43%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

Non–GAAP Reconciliation of Return on Average Tangible Common Equity
(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2024	2024	2024	2024	2023

Net income (loss) (GAAP)	(A)	$(10,882)	$18,180	$14,140	$13,991	$(25,215)

Average stockholders' equity	(B)	$755,340	$738,372	$726,332	$725,083	$702,793
Average intangible assets	(C)	165,973	166,819	167,659	168,519	169,401
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$589,367	$571,553	$558,673	$556,564	$533,392
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	(7.35)%	12.65%	10.18%	10.11%	(18.76)%
*Annualized

Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2024	2024	2024	2024	2023
Total stockholders' equity (GAAP)	(A)	$763,582	$754,822	$726,665	$721,250	$718,812
Intangible assets (end of period)	(B)	165,434	166,278	167,121	167,965	168,837
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$598,148	$588,544	$559,544	$553,285	$549,975

Total assets (GAAP)	(D)	7,801,146	7,927,457	7,912,527	7,855,707	7,940,485
Intangible assets (end of period)	(B)	165,434	166,278	167,121	167,965	168,837
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$7,635,712	$7,761,179	$7,745,406	$7,687,742	$7,771,648

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	7.83%	7.58%	7.22%	7.20%	7.08%

Horizon Bancorp, Inc. Reports Fourth Quarter 2024 Results

Non–GAAP Reconciliation of Tangible Book Value Per Share
(Dollars in Thousands, Unaudited)
		Three Months Ended
		December 31,	September 30,	June 30,	March 31,	December 31,
		2024	2024	2024	2024	2023
Total stockholders' equity (GAAP)	(A)	$763,582	$754,822	$726,665	$721,250	$718,812
Intangible assets (end of period)	(B)	165,434	166,278	167,121	167,965	168,837
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$598,148	$588,544	$559,544	$553,285	$549,975
Common shares outstanding	(D)	43,722,086	43,712,059	43,712,059	43,726,380	43,652,063

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$13.68	$13.46	$12.80	$12.65	$12.60